EXHIBIT 99.5

DELEGATION OF SIGNING AUTHORITY

ANNUAL AUDITS AND SPECIAL EXAMINATION OPINIONS

DEC 2015 - DEC 2016

Notes

1.         This delegation becomes effective as of the date of the Auditor General’s signature except as noted in the delegation.

2.         This delegation replaces all previous delegations of signing authority.

3.         Assistant auditors general named in this delegation instrument have authority to sign an auditor’s report in their group where the signatory identified is below the level of assistant auditor general.

4.         Engagement leaders named in this delegation instrument have authority to sign special examination opinions.

5.         Assistant auditors general named in this delegation instrument have authority to sign an auditor’s report or special examination opinion in their group where signing authority has not been delegated to a principal and the Auditor General is absent or unable to act. Notwithstanding this delegation of authority, only the Auditor General may sign the auditor’s report on the financial statements of Canada (including the condensed financial statements).

6.         The following engagement leaders have authority to sign a “consent letter’’ to authorize distribution of a previously signed auditor’s report to a securities regulator:

Robert Wilson - Canada Mortgage and Housing Corporation

Lissa Lamarche - Public Sector Pension Investment Board

Lissa Lamarche - Export Development Canada

Heather McManaman - Farm Credit Canada

René Béliveau - Business Development Bank of Canada

7.         Lissa Lamarche is delegated authority to sign a “Bring down letter”, a “Comfort Letter” and a “Consent Letter” in relation to any securities offering of the Public Sector Pension Investment Board.

/s/ Michael Ferguson
Michael Ferguson, CPA, CA
FCPA (New Brunswick)

December 18, 2015
Date